Exhibit 99(a)

Letter dated September 9, 2004 from
Michael D. Eisner, Chief Executive Officer
of The Walt Disney Company
to members of the Board of Directors

As we approach the end of the fiscal year and my 20th anniversary as CEO, I would like to share with you some personal observations about our Company.  I have been honored and proud to be the Chief Executive Officer of this remarkable company for that length of time.  Let me touch on what we have accomplished, what we have to do, and some of my personal plans.

Putting last things first, I plan to retire from my role as Chief Executive Officer of the Company upon the conclusion of the term of my employment agreement on September 30, 2006.  Until then I shall continue to exert every effort to help the company achieve our goals, to assist the Board in selecting the new Chief Executive Officer, and to make the transition expeditious, efficient, and smooth and easy.

As to our current performance, we are and should be proud of how we have managed and strengthened the Company during difficult times.  I won’t repeat the detailed facts and figures which we have discussed or the comments made by me in the conference call to the financial community in August which I have already sent to you.  I have been told by you, by friends, but mostly by outside observers, that it is quite extraordinary that we have been able to remain focused on our objectives and have managed to run the Company so well amidst the distractions that have taken huge chunks of time during the past several years.

Disney’s management team has proved its devotion to the company and has taken advice once offered by Babe Ruth.  In the midst of a World Series, when asked how he keeps his cool when the fans go crazy, hollering and hooting every time he comes to bat, he explained:  “I keep my eye on the ball”.  Our executive team has not been diverted from the task of creating intellectual product, efficiently running the Company, and preparing for the future.

I know it has been a very challenging time for the Board members during this period, and I am most grateful for all of the time and effort, consideration and support, and concern for the Company that all of you have demonstrated.

Most of you were not part of the Company as we grew and prospered, both domestically and internationally since Frank Wells and I came aboard in September 1984.  Statistics only tell part of the story, but let me throw out a few:  Total number of employees - from 28,000 to 117,000; Revenues from $1.7 Billion to a projection of roughly $30 Billion for this fiscal year; Enterprise Value from $2.8 Billion to $57 Billion.  This, of course, is an outgrowth of the seven new parks, 28,458 new hotel rooms, 70 new cable channels around the world, and 800 new movies we created.

Our major acquisition, CapCities/ABC, in January 1996 (whose value has gone from a net cost of $16 Billion to an estimated analyst value of $39.1 Billion-$53.3 Billion), was most important to the continued growth of our Company, in an era of consolidation of media, of production and distribution, and vast technological change.

Along the way, I have been well rewarded for my efforts and the Company’s performance.  I have reinvested a substantial portion of those proceeds into Disney stock (14 million shares).  That and my strong feelings for the Company are the incentive to make the Company even more successful and to be sure this success continues beyond my tenure as CEO.

We are different from companies not in the entertainment field.  We are a creative company, and as a result, we are so much more.  We must consider, develop, discard and reconsider, literally masses of ideas each day, based on few inexact criteria, using experience, talent, judgment, instinct, and hope as our guides along with our education and experience and sense of fiscal responsibility.  This is a complicated and risky process, unlike the manufacture and sale of a single or related line of product.  We are judged by definitive standards.  But it is the creative that pushes to new heights that which can be measured, that which has lasting value to our culture and company.

I believe we have learned who we are, and who we are not; what we do best, and what we don’t.  Of course, that does not mean we stagnate into a museum or play safe.  It just means we play smart.  There are so many opportunities available to utilize our core assets, our brands and capabilities around the world.  We must be completely informed and involved in the future, in new technologies that can help us maintain our leadership in creating and distributing and protecting our content.  We must be prudent entrepreneurs and pragmatic capitalists.  We must not forget that we are always singing and dancing ‘for our supper’.

We are determined to continue to improve our performance through our focused attention on our creative initiatives, from the Studio to the Media Networks, from our three-dimension worlds to our cyber future, from one end of the globe to the other.  And I predict the combination of ‘the definitive’ and the creative at its core will result in a significant boost sooner rather than later.  Having just returned from an Albert Einstein conference at the Aspen Institute, I am struck by his commitment to creativity.  “Imagination is more important than knowledge.”

I expect the next two years will be critical to the future of our Company and that we must take advantage of the positive projections we anticipate.  The momentum has changed.  But in a sense, it is harder to manage a Company in success than in failure.  We now have to continue the teamwork and selflessness that marked the last couple of years.  We have to maintain that spirit as the spotlight will find us more and more in the winners’ circle.

It has been a fantastic Disney ride for the past twenty years.  Ups and downs to be sure, but filled with great satisfaction in building this wonderful creator of classic American culture into one of the premiere entertainment oriented companies in the world.  My affection for Disney will never retire.  And, like our campaign, suggested by Jane in 1986 that seems to resonate for so many, I can only conclude by telling you what I am doing next.  “I’m going to Disneyland!”